Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:    Media Relations     CarolAnn Hibbard, 508.661.2264, news@ameresco.com
Investor Relations     Suzanne Messere, 508.598.3044, ir@ameresco.com

Ameresco Updates Full Year 2012 Outlook
Ahead of Earnings Release on March 1, 2013

FRAMINGHAM, MA - February 15, 2013 - Ameresco, Inc. (NYSE:AMRC), a leading energy efficiency and renewable energy company, today announced that the Company is updating its revenue and net income outlook for full year 2012, based upon preliminary financial results.
Fourth quarter financial results were impacted by storm-related weather delays as well as an even more challenging solar market related to, we believe, heightened fourth quarter fiscal uncertainty. As a result, Ameresco now expects full year 2012 revenue to be approximately $630 million and full year 2012 net income to be in the range of $17 to $19 million.
“We remain confident about the long-term fundamentals of our business as well as the demand for energy efficiency,” stated George P. Sakellaris, President and Chief Executive Officer of Ameresco. “Total construction backlog of awarded projects and fully-contracted backlog maintained a record level at approximately $1.5 billion.”
Ameresco will release final financial results for the fourth quarter and full year 2012 before the market opens on Friday, March 1, 2013. The earnings press release will be available on the “Investor Relations” section of the Company's website at www.ameresco.com. The Company will host an earnings conference call at 8:30 a.m. ET the same day.
In conjunction with its earnings conference call and press release, the Company will provide management's prepared remarks concerning fourth quarter and fiscal year 2012 results. These prepared remarks will be furnished on a Current Report on Form 8-K and also posted to the “Investor Relations” section of the Company's website in advance of its earnings conference call.
Participants may access the earnings conference call by dialing domestically 888.680.0890 or internationally 617.213.4857. The passcode is 56300132. Participants are advised to dial into the call at least ten minutes prior to the call to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the "Investor Relations" section of the Company's website at www.ameresco.com.

Pre-Registration for the call is also available at: https://www.theconferencingservice.com/prereg/key.process?key=PCA4KWFDK. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide faster access to the conference by bypassing the operator upon connection.

If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability, and renewable energy solutions for facilities throughout North America. Ameresco's services include upgrades to a facility's energy infrastructure and the development, construction and operation of renewable energy plants.  Ameresco has successfully completed energy saving, environmentally responsible projects with federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers.  With its corporate headquarters in Framingham, MA, Ameresco provides local expertise through its 63 offices in 34 states and five Canadian provinces. Ameresco has more than 900 employees. For more information, visit www.ameresco.com.

Safe Harbor Statement
This press release contains preliminary unaudited financial results for the full year 2012. Actual results may differ from those stated as a result of audit and finalization of our full year 2012 financial statements.

Other statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work Ameresco does on projects where it recognizes revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for Ameresco's energy efficiency and renewable energy solutions; the Company's ability to arrange financing for its projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for its products and services; a customer's decision to delay the Company's work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on March 15, 2012 and in its quarterly reports on Form 10-Q. In addition, the forward-looking statements included in this press release represent Ameresco's views as of the date of this press release. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of this press release.